Exhibit 99.1

AMC Entertainment Holdings, Inc.
Investor Relations:
John Merriwether, 866-248-3872
InvestorRelations@amctheatres.com
or
Media Contact:
Frank Ybarra, 913-213-2604
fybarra@amctheatres.com

AMC THEATRES ANNOUNCES

EXECUTIVE LEADERSHIP TRANSITION

Board Appoints Craig R. Ramsey, Interim CEO

Leawood, Kansas — July 21, 2015 — AMC Theatres (NYSE: AMC) (“AMC”) announced today that Gerry Lopez will step down as President and Chief Executive Officer and as a member of the Board of Directors, effective August 6, 2015, to pursue another opportunity. The Board has appointed Craig R. Ramsey, AMC’s Chief Financial Officer, as interim President and Chief Executive Officer, effective August 7, 2015, to ensure a smooth transition.

Mr. Ramsey currently serves as AMC’s Executive Vice President and Chief Financial Officer and has served AMC for more than 20 years, the last 15 years of which have been in senior and executive leadership roles. Mr. Ramsey most recently led AMC’s successful public offering in December 2013 and currently serves on the board of directors of Open Road Releasing and National CineMedia, Inc. (NASDAQ: NCMI).

The Board has formed a Search Committee to lead the search for a permanent CEO. The Search Committee is chaired by AMC Audit Committee Chairman Lloyd Hill, and includes AMC Governance & Nominating Committee Chairman Anthony Saich and directors Howard “Hawk” Koch, Jr. and Kathleen Pawlus. The Committee has retained the leading executive search firm, Spencer Stuart, to assist in conducting a national search.

“AMC’s future is on very solid ground thanks in great part to Gerry’s vision and passion,” said Mr. Ramsey. “He has created an enduring, guest centric culture capable of driving results and innovation for many years to come. I look forward to continuing to execute our strategy and facilitating a seamless transition as the Board conducts its search.”

“On behalf of the Board, I want to thank Gerry for his contributions to AMC,” said Mr. Hill AMC Board member. “Gerry took on the role of AMC’s CEO at a critical point in our history six years ago when AMC was in need of a strategic refocus. Gerry’s dynamic leadership and passion were catalysts in driving significant improvement in both our revenue and operating earnings, and he has been instrumental in developing the innovative culture and guest experience leadership strategy that has elevated AMC as an industry leader. We wish him every success in his new endeavors.”

“AMC is an amazing company with a highly talented, creative and dedicated family of associates. It has been the thrill of a lifetime to lead this group, and I am sincerely and deeply grateful for their support, but also incredibly proud of our accomplishments,” said Mr. Lopez.  “I came to AMC over six years ago to strategically transform the company by developing, testing and implementing a differentiated growth strategy. As a team, we have very successfully done exactly that. Shareholder value has grown dramatically and guest satisfaction scores are at their highest level in five years. Simply put, the five action fronts in our guest experience leadership strategy are working. The AMC I leave behind is in good hands and in great shape. I believe the strategic and financial foundation is in place for continued success well into the future.  I now plan to bring my passion for strategic refocus to another industry, where guest focus and strategic redeployment are equally important.”

Second Quarter Earnings Conference Call

AMC will report its results for the second quarter ended June 30, 2015, after the market closes on Wednesday, July 29, 2015. AMC will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Wednesday, July 29, 2015, at which time Mr. Lopez and Mr. Ramsey will discuss AMC’s second quarter.

To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

•                  Date: Wednesday, July 29, 2015

•                  Time: 4:00 p.m. CDT/5:00 p.m. EDT

•                  Dial-In Number: (877) 407-3982; International - (201) 493-6780

A podcast and archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Theatres

AMC (NYSE:AMC) is the guest experience leader with 347 locations and 4,972 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago) http://www.amctheatres.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, execution risks related to our pending acquisition, including obtaining regulatory approvals and satisfying closing conditions; our ability to achieve expected synergies from our pending acquisition; our ability to realize expected benefits from our pending acquisition; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

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